FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) October 21, 2013

ICU Medical, Inc.
(Exact name of registrant as specified in its charter)

DELAWARE	0-19974	33-0022692
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

951 Calle Amanecer, San Clemente, California	92,673
(Address of principal executive offices)	(Zip Code)
(949) 366-2183
Registrant's telephone number, including area code

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of
Certain Officers; Compensatory Arrangements of Certain Officers.

On October 21, 2013, ICU Medical, Inc. (the “Company”) announced that, effective immediately, Dr. George Lopez will step down as President and Chief Executive Officer of the Company due to health reasons. Dr. Lopez will continue in his role as Chairman of the Board of Directors of the Company (the “Board”) and will remain an employee in the Company’s Research and Development Department. The Company also announced that the Board has appointed Steve Riggs, current Vice President of Operations, as the Company’s Acting President and Chief Executive Officer, effective immediately. The Company has begun the search for a full time Chief Executive Officer and is considering both internal and external candidates.

The Company’s press release regarding the above-referenced changes, was issued on October 21, 2013 and is included as Exhibit 99.1 to this Form 8-K.

Dr. George Lopez

In connection with his new role in the Company, Dr. Lopez has entered into a new employment agreement, dated October 21, 2013 (the “Employment Agreement”), which replaces his existing employment agreement with the Company. Pursuant to the Employment Agreement, Dr. Lopez will receive his current salary and earned bonus through December 31, 2013 and starting on January 1, 2014, Dr. Lopez’s base annual salary will be $350,000 and he will not be eligible to participate in the Company’s 2008 Performance-Based Incentive Plan or to receive any new equity awards. The equity awards currently held by Dr. Lopez will continue to vest through the term of his employment with the Company. The Employment Agreement expires on December 31, 2020.

Pursuant to the Employment Agreement, if Dr. Lopez is terminated without cause, Dr. Lopez will be entitled to receive his salary for the remainder of the term of the Employment Agreement, to be paid in semi-monthly installments, subject to Dr. Lopez’s continued compliance with the non-disparagement, non-solicitation and non-competition covenants contained in the Employment Agreement. He also will be entitled to the acceleration of any unvested stock options and time-based restricted stock units that he currently holds upon such a termination without cause. Additionally, if Dr. Lopez’s employment with the Company is terminated due to his total and permanent disability Dr. Lopez will be entitled to receive his salary for one year following such termination, to be paid in monthly installments.

In addition to the Employment Agreement, on October 21, 2013, the Company and Dr. Lopez agreed to certain amendments to his November 3, 2010 Amended and Restated Retention Agreement. The amended agreement provides that if, within 24 months after a change in control of the Company, Dr. Lopez’s employment is terminated by the Company for other than cause or death or by Dr. Lopez for “good reason,” he will be entitled to: (a) any unpaid salary or unpaid prorated bonus for the year of termination; and (b) 200% of the higher of (i) the sum of his annual salary and total potential performance bonus for the fiscal year in which his termination occurs or (ii) the higher sum of the actual amounts paid for his annual base salary and bonus in either of the two fiscal years prior to the fiscal year in which his termination occurs, payable within 60 days after the date of termination.

Steve Riggs

Mr. Riggs, age 55, has served as our Vice President of Operations since 2002, was Director of Operations from 1998 to 2002 and was Senior Manager of Quality Assurance and Quality Control from 1992 to 1998. In connection with his appointment as Acting President and Chief Executive Officer of the Company, the Compensation Committee of the Board has increased Mr. Riggs’s salary during the time he is in that position to an annual rate of $600,000. In addition, the Compensation Committee confirmed that Mr. Riggs’s bonus potential would continue to be 50% of his actual salary paid for the fiscal year in question.

Item 9.01.     Financial Statements and Exhibits.

(c)     Exhibits

99.1	Press release, dated October 21, 2013 announcing management transition.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 21, 2013

    ICU MEDICAL, INC.

    /s/ SCOTT E. LAMB
    Scott E. Lamb
    Secretary, Treasurer and Chief Financial Officer

EXHIBIT INDEX

Exhibit	Description
99.1	Press release, dated October 21, 2013 announcing management transition.